EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated May 27, 2009 with respect to the fiscal year 2008 and 2009 consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended March 31, 2010 of Quality Systems, Inc., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Irvine, California
April 29, 2011